EXHIBIT 99.1

ATHEROGENICS, INC.

AtheroGenics Receives Notice of Non-Compliance with Listing Requirement for the NASDAQ Global Market

ATLANTA, GA – June 30, 2008 -- AtheroGenics, Inc. (NASDAQ: AGIX), today reported that it received a Staff Determination Letter from the NASDAQ Listing Qualifications Department indicating that the Company has not regained compliance with the $1.00 per share bid price requirement for continued listing set forth in Marketplace Rule 4450(b)(4). As a result, shares of the Company’s common stock are subject to delisting unless it requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).

AtheroGenics plans to request a hearing before the Panel at which it will request continued listing pending completion of its plan of compliance. The Company’s request for a hearing will stay the delisting of the Company’s common stock, and, as a result, shares of the Company’s common stock will continue to be listed on The NASDAQ Global Market under the symbol AGIX until the Panel issues its decision following the hearing.

 About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of potential drug candidates for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). The Company’s lead antioxidant and anti-inflammatory drug candidate, AGI-1067, is being studied in a Phase 3 clinical trial known as ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study), for the treatment of Type 2 diabetes. In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. Examples of forward looking statements include our expectation that the Company will appeal the delisting and will request continued listing pending completion of our plan to demonstrate compliance. These and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements.  These risks include: additional information relating to the safety, efficacy or tolerability of AGI-1067 may be discovered upon further analysis of trial data; the U.S. Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete; we cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans; if our common stock is no longer traded on NASDAQ, the holders of our convertible notes have the right to require us to immediately repay amounts outstanding under such notes; and there can be no assurance that the NASDAQ Qualifications Listing Panel will, following the hearing, grant the Company’s request for continued listing.  These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:
AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis / Dana Conti	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com